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                                                                   EXHIBIT 10.41

                       SMARTSOURCES DISTRIBUTION AGREEMENT

THIS AGREEMENT made as of the 16th day of February, 2000.


BETWEEN:

          SMARTSOURCES.COM TECHNOLOGIES INC., (British Columbia Incorporation
          Number: 0394358), with an office at 2030 Marine Drive, Suite 100, North Vancouver, British Columbia, CANADA V7P 1V7

          (hereinafter called "SMARTSOURCES")

                                                               OF THE FIRST PART

AND:

          kTRAVEL SOLUTIONS INC., with an office at 300 North Commercial, P.O. Box 5008, Bellingham, Washington 98227-5008

          (hereinafter called "kTRAVEL SOLUTIONS")

                                                              OF THE SECOND PART

          WHEREAS:

A. SmartSources specializes in the development of software technology for Internet-based content and knowledge management;

B. SmartSources has developed a certain Internet application and technology for deployment of website and portal services;

C. SmartSources and kTravel Solutions wish to enter into a distribution relationship whereby SmartSources shall license the use of the Product within a specified field of use to kTravel Solutions for the purpose of sublicensing the Product to the End User Customers under the terms of the kServer License Agreement and forming subdistribution relationships with third parties; and

D. The parties wish to set forth the terms and conditions for the mutual responsibilities of the parties upon the terms and conditions herein contained.

          NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the mutual covenants herein set forth, the parties hereto have covenanted and agreed as follows:

1.0       DEFINITIONS

1.1       In this Agreement:

     (a) "ACCOUNTING": an accounting statement setting out in detail how the amount of Revenue was determined;

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     (b)  "AFFILIATED COMPANY" or "AFFILIATED COMPANIES": two or more corporations where the relationship between them is one in which one of them is a subsidiary of the other, or both are subsidiaries of the same corporation, or fifty percent (50%) or more of the voting shares of each of them is owned by the same person, corporation or other legal entity;

     (c) "BETA TEST": means the initial website and Travel Portals produced by the Technology;

     (d) "BUSINESS RULINGS": information regarding the day to day operations, practices, procedures and processes of the End User Customers;

     (e) "COMMENCEMENT DATE": this Agreement will be deemed to have come into force on the date of execution of this Agreement by the parties, and shall be read and construed accordingly;

     (f) "CONFIDENTIAL INFORMATION": any information designated by either party as confidential, whether orally or in writing but excluding any information that is:

          (i) possessed by the party to which the information is disclosed (the "Recipient") prior to receipt from the party disclosing the information (the "Discloser"), other than through prior disclosure by Discloser, as evidenced by the Recipient's business records;

          (ii) published or available to the general public otherwise than through a breach of this Agreement;

          (iii) obtained by the Recipient from a third party with a valid right to disclose it, provided that said third party is not under a confidentiality obligation to the Discloser; or


          (iv) independently developed by employees, agents or consultants of the Recipient who had no knowledge of, or access to, the Discloser's information as evidenced by the Recipient's business records.

     (g) "CONTENT PARTNERSHIPS": refers to a set of present and future content and web application partnerships to which the End User Customer is granted access to as part of the Product;

     (h) "DEPLOYMENT DATE": means the physical deployment date for the Product mutually agreed upon by SmartSources, kTravel Solutions, and the End User Customer;

     (i) "END-USER CUSTOMER" shall mean a customer of kTravel Solutions which sublicenses the use of the Product, and

     (j) "FIELD OF USE" shall mean to promote, market, sell, or distribute to any entities that sell or utilize or wish to sell or utilize, in a retail or wholesale capacity, as a travel agent or otherwise, travel-related products or services over the Internet;

     (k) "FIRST DEPLOYMENT DATE" means the date when a Product is first physically deployed for an End User Customer, which, for greater certainty, does not include the Beta Test;
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     (l)  "DOCUMENTATION": includes all functional specifications, operating instructions, user guides, manuals, reference materials, papers or other materials of any nature whatsoever that are supplied by SmartSources in conjunction with the Product,

     (m) "ENHANCEMENTS": improvements, variations, updates, modifications, and enhancements made by SmartSources relating to the Product at any time after the Commencement Date;

     (n) "HOSTING": means the physical location of servers and facilities from where the Product and applications are delivered and serviced to the Internet on behalf of the End User Customers;

     (o) "HYPERLINK": means an element in an electronic document that links to another place in the same document or to an entirely different document;

     (p) "INITIAL TRAINING": means the initial training provided by SmartSources to kTravel Solutions as set out in Section 7.2;

     (q) "INTERNET TRAVEL RESERVATION ENGINE": means any third party web application designed to deliver electronic booking and related functionalities for travel-related reservations;

     (r) "kSERVER LICENSE AGREEMENT": means the kServer License Agreement between an End-User Customer and kTravel Solutions as required under
          Section 5.4 of this Agreement and attached as Schedule "C" hereto;

     (s) "kSITE": means a website produced by the Product that is licensed to an End User Customer under the terms and conditions of the License Agreement;

     (t) "PERSONNEL": means all employees, officers, directors and agents of SmartSources, and any of them;

     (u) "PRODUCT" means the product that is offered to each End User Customer under the terms of the kServer License Agreement by kTravel Solutions that includes the Technology, Travel Portals, Content Partnerships, and the Documentation;

     (v) "NET REVENUE": all revenues, receipts, monies, and the fair market value of all other consideration directly or indirectly collected or received whether by way of cash or credit or any barter, benefit, advantage, or concession received by either party from activities which include but are not limited to the license fees, set-up and installations fees, fees for Supplementary Services and Special Requirements and other support fees, advertising and electronic commerce activities related to the Product and any associated third party technologies and Content Partnerships, less the following deductions to the extent included in the amounts invoiced and thereafter actually allowed and taken:

          (i)   credit, allowances or refunds; and

          (ii) transportation charges invoiced separately and actually charged to third parties; and

          (iii) taxes, duties and customs on all sales of Products.

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          Net Revenue includes any bona fide special rebates provided by either party to third parties.

          Where any Net Revenue is derived from a country other than the Canada, it shall be either:

          (i) converted to the equivalent in Canadian dollars on the date the applicable party is deemed to have received such Net Revenue pursuant to the terms hereof at the rate of exchange set on such date by the Royal Bank of Canada for buying such currency. The amount of Canadian dollars pursuant to such conversion shall be included in the Net Revenue; or

          (ii) dealt with in accordance with such other mutual agreement of the parties.

     (w) "SPECIAL REQUIREMENTS": means any additional requirements related to the Product, including but not limited to all modifications, extra capabilities and/or customization requested by the End User Customer and which SmartSources agrees in writing to develop;

     (x) "STANDARD SMARTSOURCES DOCUMENTS": includes all standard forms and documentation produced and supplied by SmartSources for purposes which include but are not limited to requests for Special Requirements, Supplementary Services, enhancements, feedback, problems, procedural matters, Business Rulings, and otherwise, for the use of the End User Customers;

     (y) "SUPPLEMENTARY SERVICES": means those training and consulting services offered by SmartSources to the End User Customer;

     (z) "TECHNOLOGY": means any and all knowledge, know-how and/or technique or techniques invented, developed and/or acquired, prior to the Date of Commencement by SmartSources relating to the Product, as described in Schedule "B" hereto, as amended from time to time; and

     (aa) "TRAVEL PORTALS": means the personalized travel portals produced with the Product that are licensed to a user and described in Schedule "B" hereto.

2.0       PRODUCT AND TERRITORY

2.1 SmartSources hereby appoints kTravel Solutions on an exclusive basis (subject to the obligations under Section 2.3 being fulfilled by kTravel Solutions) as its distributor to promote, market, sell, distribute the Product within the Field of Use during the term of this Agreement to any potential customer whose principal place of business is located anywhere in the world (the "Territory").

2.2 kTravel Solutions shall not, without the prior written consent of SmartSources, sell, market or distribute any version of any Product other than the version SmartSources shall designate from time to time as its most current version.

2.3 kTravel Solutions shall use its commercially reasonable efforts to promote, market and sell the Product and to meet or cause to be met the market demand for the Products within the Territory. Without limiting the generality of the foregoing, kTravel Solutions shall cause there to be:

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     (a)  not less than Cdn $250,000.00 of Net Revenue generated on or before the first anniversary of the First Deployment Date;

     (b) not less than Cdn $1,200,000.00 of Net Revenue generated on or before the second anniversary of the First Deployment Date;

     (c) not less than Cdn $2,600,000.00 of Net Revenue generated on or before the third anniversary of the First Deployment Date; and

     (d) not less than Cdn $4,000,000.00 of Net Revenue generated on or before the fourth anniversary of the First Deployment Date.

          (collectively, the "Net Revenue Targets")

     For greater certainty, the Net Revenue Targets stated above are not cumulative amounts. If in any year the Net Revenue for that year exceeds the Net Revenue Target for that year, such excess shall be applied to the following year's Net Revenue Target. If kTravel Solutions is more than 20% below any of the Net Revenue Targets, subject to Section 2.4, it shall become a non-exclusive distributor under Section 2.1 above without affecting the other terms and conditions of this Agreement.

2.4 SmartSources shall make reasonable efforts to fulfill its installation, support and technical obligations under the kServer License Agreement and this Agreement to meet or cause to be met the market demand for the End User Customers secured by kTravel Solutions within the Territory. If SmartSources is unable to fulfil these obligations within a reasonable period of time consistent with market demand, the Net Revenue Targets under Section 2.3 shall be re-negotiated in good faith by the parties and amended by mutual agreement of the parties. If the parties are unable to reach mutually agreeable amended Net Revenue Target after good faith negotiations, the Net Revenue Targets shall not apply.

2.5 If SmartSources is unable to comply with Section 2.4, kTravel Solutions may, at its option terminate this Agreement and/or enter into new licenses with other entities which are competitive with the Product.

3.0       SUB-DISTRIBUTION

3.1 kTravel Solutions may enter into sub-distribution agreements with third parties for specified territories within the Territory ("THIRD PARTY DISTRIBUTOR") with the prior written approval of SmartSources, which shall not be unreasonably withheld. kTravel Solutions shall ensure that SmartSources approves the form of sub-distribution agreement before such agreement is executed. kTravel Solutions shall provide a copy of the sub-distribution agreement to SmartSources within 10 business days of its execution, as well as the contact person and business address for the Third Party Distributor.

4.0       REVENUE AND FEES

4.1 All Net Revenue received by either party, net of bona fide special rebates provided by either party to the End User Customer or a Third Party Distributor shall be shared between SmartSources and kTravel Solutions as follows:

     (a)  50% to SmartSources; and

     (b)  50% to kTravel Solutions.

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4.2       kTravel Solutions and SmartSources shall agree upon the Monthly
License Fees for the Product to be quoted to prospective End User Customers under Schedule "A" of the kServer License Agreement. SmartSources and kTravel Solutions agree that the Monthly License Fees may, through negotiations with a potential End User Customer, become modified or adjusted provided always that in the event kTravel Solutions sublicences the Product at an amount less than the agreed upon Monthly License Fees, SmartSources shall still be entitled to receive its proportionate share of such Monthly License Fees.

5.0      PRICES AND PAYMENT.

5.1 kTravel Solutions shall execute a Direction to Pay in the form attached as Schedule "G" hereto and deliver the same to each End User Customer. Upon a breach by SmartSources of Section 5.4 of this Agreement, kTravel Solutions Inc. may, at its option:

     (a) revoke the Direction to Pay, which shall no longer be of force and effect; and

     (b) notify the End User Customer to make payments under the kServer License Agreement to kTravel Solutions directly.

5.2 If kTravel Solutions exercises its option under Section 5.1 in the event of a breach of Section 5.4 by SmartSources, the obligations of SmartSources under Sections 5.4, 5.5 and 5.6, mutatis mutandis, shall apply to kTravel Solutions as the remitting party and the other terms of this Agreement, including but not limited to Section 4.1, shall still continue to apply.

5.3       kTravel Solutions' entitled share of Net Revenue pursuant to Section
4.1 that is received by SmartSources under this Agreement shall be deemed to be held in trust for kTravel Solutions.

5.4 SmartSources shall remit to kTravel Solutions its entitled share of Net Revenue pursuant to Section 4.1 on the 15th and last business day of each month, with respect to the Revenue received by SmartSources in the 15 day period immediately preceding the applicable remittance date.

5.5 SmartSources shall provide an Accounting to kTravel Solutions on the last day of each month during the term of this Agreement setting out in detail how kTravel Solutions' entitled share of Net Revenue was determined.

5.6 In the event of any discrepancy between any purchase order, or other documents and this Agreement, the terms of this Agreement including but not limited to the definition of Net Revenue under this Agreement, shall govern.

5.7 The Product shall be licensed to the End User Customers using the kServer License Agreement, a copy of which is attached hereto as Schedule "C". kTravel Solutions acknowledges and agrees that it may be necessary to modify the kServer License Agreement including modifications to conform to the laws of the applicable jurisdiction, or modifications required by the End User Customers.

6.0       BUSINESS DEVELOPMENT.

6.1 kTravel Solutions shall, at its expense, use its commercially reasonable efforts in relation to all business development within the Field of Use in the Territory, including but not limited to the following:

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     (a)  to negotiate and secure future Content Partnerships to be integrated into the Product;

     (b) negotiate and secure advertising in connection with the Product for the effective marketing of the Product; and

     (c) negotiate and secure electronic commerce relationships in connection with the Product.

6.2 The parties agree that both kTravel Solutions and SmartSources shall become parties to any agreement, present or future, with any Content Partnerships that are part of the Product.

6.3 SmartSources shall furnish kTravel Solutions with reproducible copies of all written information which SmartSources deems necessary for kTravel Solutions to use in the marketing, distributing, sublicensing and support of the Product.

6.4 SmartSources shall keep kTravel Solutions informed of any changes, additions or modifications to such information referred to in Section 6.3 that have an effect on the operation, cost or performance of the Product.

6.5 If the End User Customer requires an advisory committee to be formed, each of SmartSources and kTravel Solutions shall have one representative as part of such advisory committee.

7.0       INSTALLATION, TRAINING AND SUPPORT.

7.1 SmartSources shall provide the following installation, training and support:

     (a) set-up and installation procedures for the Product on or before the Deployment Date;

     (b) providing Initial Training to kTravel Solutions, as set out in Schedule "A", subject to the use and operation of the Product pre-supposing a minimum level of computer and internet knowledge. SmartSources shall not be responsible for providing extra training to employees of kTravel Solutions that do not possess such minimum knowledge as is required to use and operate the Product;

     (c) providing Standard SmartSources Documentation to the End User Customers, as required;

     (d) modification of the Product to support the Special Requirements upon the written request of the End User Customers;

     (e) providing Supplementary Services to the End User Customers upon the written request of the End User Customers;

     (f) providing procedural and technical advice and support regarding the Technology, as reasonably requested by kTravel Solutions and/or the End User Customer from time to time; and

     (g) assign a project manager and account executive, if necessary, to resolve any problems and issues regarding the Technology.

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7.2       During the term of this Agreement, it is intended that kTravel
Solutions will provide the first line of support to its customers with respect to the Product, as set out under Schedule "E" to this Agreement. kTravel Solutions is granted an exclusive first line support right, as set out under Schedule "E" to this Agreement, for the Territory, except in the case where an End User Customer dictates otherwise.

7.3 kTravel Solutions shall provide to the End User Customers, the following services:

     (a) after the provision of Initial Training to kTravel Solutions by SmartSources, training for the End User Customers in the use of the Product;

     (b) prompt receipt, analysis and reporting to SmartSources any reported faults in the operation of the Product;

     (c)  the Documentation and advice on the use of the Product;

     (d) the Supplementary Services for End User Customers as may be requested from time to time, at the rates set out on Schedule "F" hereto; and

     (e) facilitating any requests received from the End User Customers for Special Requirements and/or Supplementary Services, and invoicing the End User Customer for services provided by SmartSources and/or kTravel Solutions.

7.4 SmartSources agrees to provide such secondary technical support, as set out under Schedule "E" to this Agreement, as may be requested, from time to time by the End User Customer and/or kTravel Solutions.

7.5 kTravel Solutions shall employ competent and experienced personnel, and provide appropriate facilities, so as to render prompt and adequate service to the End User Customers in the Territory.

8.0       SMARTSOURCES'S OTHER TECHNICAL OBLIGATIONS

8.1 SmartSources covenants that it shall make reasonable efforts to develop, modify, expand and enhance the Product on an ongoing basis in a manner that is reasonably competitive with market demand for the Product and not less than twice a year during the term of this Agreement. kTravel Solutions shall cooperate fully with, and allow, Personnel to effect such changes to the Product. If SmartSources is unable to fulfil these obligations in a manner that is reasonably competitive with market demand for the Product, the Net Revenue Targets under Section 2.3 shall be re-negotiated in good faith by the parties and amended by mutual agreement of the parties. If the parties are unable to reach mutually agreeable amended Net Revenue Target after good faith negotiations, the Net Revenue Targets shall not apply.

8.2       SmartSources shall be responsible for the following:

     (a) providing Hosting for the End User Customers commencing from the Deployment Date, subject to SmartSources reserving the right to obtain such Hosting from an outside source;

     (b) providing a layout for the kSites that is consistent with the graphic standards, logos, colours, look and feel of the Beta Test (the "Layout");

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     (c)  alter, modify or design the Layout as reasonably required by the technical requirements of the Product and/or Enhancements; and

     (d) facilitate the incorporation of the Internet Travel Reservation Engine into the Product by the use of a Hyperlink.

8.3 SmartSources reserves the right to fulfil its contractual and/or legal obligations to third parties associated with the Product, subject to such obligations not interfering with the core functionalities of the Product, as described in Schedule "B".

9.0       TECHNOLOGY LICENCE.

10.0 IN CONSIDERATION OF THE COVENANTS ON THE PART OF kTRAVEL SOLUTIONS CONTAINED HEREIN, SMARTSOURCES HEREBY GRANTS TO kTRAVEL SOLUTIONS AN EXCLUSIVE, (SUBJECT TO SECTION 2.3) NON-TRANSFERABLE LIMITED LICENCE (THE "LICENCE") TO USE AND SUBLICENSE THE PRODUCT SOLELY FOR THE PURPOSES SET OUT UNDER SECTION 2.1 UPON THE TERMS AND CONDITIONS HEREIN CONTAINED.

10.1 kTravel Solutions shall have the exclusive right (subject to Section 2.3) to grant sublicenses to use the Product or any part thereof solely to End-User Customers within the Field of Use. Prior to delivery of the Product or any part thereof to an End-User Customer, such End-User Customer shall execute SmartSources's then current kServer License Agreement, the current version of which is attached hereto as Schedule "C". Any attempt to transfer or assign the Product, any copies thereof or any part thereof shall be null and void.

10.2 The Licence does not grant to kTravel Solutions the following rights (without limiting the generality of the foregoing):

     (a) to distribute, sell, lease, transfer, assign, trade, rent, publish or sub-license the Product, or any part thereof including copies thereof, to any other entity other than an End User Customer, subject to
          Article 3.0;

     (b) to use the Product, or any part thereof for any other purpose other than as set out under Articles 2.0 and 9.0;

     (c) to modify, adapt, translate, reverse engineer, decompile, disassemble, create derivative work or develop any system or program based on the Product, except as specifically permitted in writing by SmartSources; and

     (d) to include or bring in other technology, applications, or functionalities in relation to the Product except as specifically permitted in writing by SmartSources through the negotiation and execution of a separate customization agreement with respect to the same.

10.3 kTravel Solutions acknowledges and agrees that SmartSources exclusively owns and retains any and all right, title and interest to the Product, including but not limited to the Technology, Travel Portals, Documentation and all intellectual property, trade secrets, and know-how associated with the same, and agrees to refrain from any act or omission that derogates from or infringes upon such exclusive proprietary rights of SmartSources in the Product. In the event that kTravel Solutions becomes aware that a third party or third parties are improperly using the Product, or any part thereof, or infringing upon any proprietary rights of SmartSources to the Product, kTravel Solutions shall promptly notify SmartSources of all facts known to it relating to such use.

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10.4      SmartSources reserves the right to protect, in any and all jurisdictions, by copyright, patent, trade-mark, trade name and all other forms of legal and equitable protection, its right, title and interest to the Product.

10.5 kTravel Solutions shall retain and shall not alter or obscure any notices, markings or other insignia which are affixed to the Product or any part thereof at the time of delivery of such Product by SmartSources. To the extent that kTravel Solutions is allowed to make copies of the Product or any part thereof under this Agreement, kTravel Solutions agrees to reproduce and include such notices, markings and insignia on all such copies.

11.0      ACCOUNTING RECORDS:

11.1 Each party shall maintain at its principal place of business, or such other place as may be most convenient, separate accounts and records of all Net Revenues and kServer License Agreements, and all business done pursuant to this Agreement, such accounts and records to be in sufficient detail to enable proper returns to be made under this Agreement.

11.2 Each party shall deliver to other party not less than four times a year, the Accounting. At the same time, kTravel Solutions shall also deliver a report on all subdistribution activity, if any, including an accounting statement setting out in detail how the amount of subdistribution Net Revenue was determined and identifying each Third Party Distributor and the location of the business of each Third Party Distributor.

11.3 The calculation of Net Revenue shall be carried out in accordance with generally accepted Canadian accounting principles ("GAAP"), or the standards and principles adopted by the U.S. Financial Accounting Standards Board ("FASB") applied on a consistent basis.

11.4      Each party shall retain the accounts and records referred to in
Article 10.1 above for at least six years after the date upon which they were made and shall permit any duly authorized representative of the other party to inspect such accounts and records during their normal business hours at the inspecting party's expense. Each party shall furnish such reasonable evidence as such representative will deem necessary to verify the Accounting and will permit such representative to make copies of or extracts from such accounts, records and agreements at the inspecting party's expense. If an inspection of one party's records shows an under-reporting or underpayment by such party of any amount to the inspecting party in excess of 5% for any 12 month period, then such underpaying party ("Underpaying Party") shall reimburse the inspecting party for the cost of the inspection as well as pay to the inspecting party any amount found due (including any late payment charges or interest) within 30 days of notice by the inspecting party to the Underpaying Party.

12.0      RELATIONSHIP OF THE PARTIES.

12.1 kTravel Solutions shall be considered to be an independent contractor. The relationship between SmartSources and kTravel Solutions shall not be construed to be that of employer and employee, nor to constitute a partnership, joint venture or agency of any kind.

12.2 kTravel Solutions shall pay all of its expenses, including without limitation all travel, lodging and entertainment expenses incurred in connection with its services hereunder. SmartSources shall not reimburse kTravel Solutions for any of those expenses.

12.3 kTravel Solutions shall have no right to enter into any contracts or commitments in the name of, or on behalf of, SmartSources, or to bind SmartSources in any respect whatsoever.

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12.4      In addition, kTravel Solutions shall not obligate or purport to obligate SmartSources by issuing or making any affirmations, representations, warranties or guarantees with respect to the Product to any third party other than the warranties contained in the terms and conditions of the kServer License Agreement.

13.0      REPORTING.

13.1 kTravel Solutions shall, at SmartSources's reasonable request, provide SmartSources with written quarterly reports, which shall include customer call reports, business trends, planning of kTravel Solutions' primary customers in the Territory, market forecasts.

14.0      TRADEMARKS, SERVICE MARKS AND TRADE NAMES.

14.1 kTravel Solutions shall use SmartSources's, trade names and service marks and any trademarks which SmartSources may obtain in the future in connection therewith (hereinafter referred to as the "Trademarks") on a non-exclusive basis in the Territory only for the duration of this Agreement and solely for display or advertising purposes in connection with selling and distributing the Products in accordance with this Agreement. kTravel Solutions shall not at any time do or permit any act to be done which may in any way impair the rights of SmartSources in the Trademarks.

14.2 In order to comply with SmartSources's quality control standards, kTravel Solutions shall: (i) use the Trademarks in compliance with all relevant laws and regulations; (ii) accord SmartSources the right to inspect during normal business hours, kTravel Solutions' facilities used in connection with efforts to sell the Product in order to confirm that kTravel Solutions' use of such Trademarks is in compliance with this Section; and (iii) not modify any of the Trademarks in any way and not use any of the Trademarks on or in connection with any goods or services other than the Product.

15.0      TERM

15.1 This Agreement shall terminate on the expiration of a term of 5 years from the Date of Commencement, or the termination of the last kServer License Agreement, whichever event shall last occur unless earlier terminated pursuant to Article 21.0 herein.

16.0      COVENANT NOT TO COMPETE.

          During the term of this Agreement, kTravel Solutions shall not market directly or indirectly in the Territory products which are competitive with the Product.

17.0      TRAVEL COSTS

          The employees of both SmartSources and kTravel Solutions shall be reimbursed for all travel costs incurred when required by the other party to travel to fulfill obligations hereunder.

18.0      PUBLICITY.

          Each party agrees that any publicity or advertising which shall be released by it or the End User Customer in connection with the Product shall be:

     (a) released only with the prior approval of the other party to this Agreement, which shall not be unreasonably withheld; and

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     (b)  in accordance with the terms of this Agreement and with any information or data which SmartSources has furnished in connection with this Agreement.

          Copies of all such publicity and advertising shall be forwarded promptly to the other party after the release thereof.

19.0      CONFIDENTIALITY AND NON-DISCLOSURE

19.1 The Confidential Information shall be received used or developed by either party solely in furtherance of the purposes set forth in this Agreement subject to the terms and conditions set forth in this Article 18.0.

19.2 The parties shall keep and use all of the Confidential Information in confidence and will not, without the Discloser's prior written consent, disclose any Confidential Information to any person or entity, except those of the Recipient's officers, employees or consultants who require the Confidential Information in performing their obligations under this Agreement.

19.3 The parties shall not use, either directly or indirectly, any Confidential Information for any purpose other than as set forth herein without the Discloser's prior written consent.

19.4 If the Recipient is required by judicial or administrative process to disclose any or all of the Confidential Information, the Recipient shall promptly notify the Discloser and allow the Discloser reasonable time to oppose such process before disclosing any Confidential Information.

19.5 Notwithstanding any termination or expiration of this Agreement, the obligations created in this Article 18.0 shall survive and be binding on both parties, their successors and permitted assigns.

19.6 SmartSources covenants and agrees to not disclose any information it receives concerning the business of kTravel Solutions without the Region's specific written consent, or unless such information becomes publicly available through no action of SmartSources. SmartSources shall take appropriate action with its employees, by agreement or otherwise, to satisfy its obligations under this sub-section.

20.0      LIMITATIONS OF LIABILITY

20.1 In no event shall SmartSources be liable for direct, indirect, special or consequential damages (including damages for loss of business profits, business interruption, loss of business information) arising from any defect, error, fault, or failure to perform with respect to the Product even if SmartSources has been advised of the possibility of such defect, error, fault, or failure. kTravel Solutions acknowledges that it has been advised by SmartSources to undertake its own due diligence with respect to the Product. Each party's liability on any claim shall under no circumstances exceed the amounts due or paid by the End User Customers for the use of the Product.

21.0      INDEMNIFICATION BY kTRAVEL SOLUTIONS

21.1 kTravel Solutions recognizes that the Product including but not limited to the Technology, Travel Portals, Documentation and all intellectual property, trade secrets, and know-how associated with the same and all information in respect thereto constitute valuable proprietary rights and ownership to SmartSources. kTravel Solutions hereby indemnifies, holds harmless and defends SmartSources against any and all claims, actions, causes of action, suits, proceedings, demands, assessments, judgments, costs, including reasonable legal costs and other expenses incidental to the foregoing, damages or liability which may be made or brought against SmartSources and its successors and assigns by any person or entity whomsoever directly or indirectly arising out of the exercise of any rights under this Agreement including, without limiting the generality of the foregoing, against any damages or losses, consequential or otherwise, arising from or out of the use of the Product by kTravel Solutions howsoever the same may arise.

22.0      REPORTING.

22.1 kTravel Solutions shall, at SmartSources's reasonable request, provide SmartSources with written quarterly reports, which shall include customer call reports, business trends, planning of kTravel Solutions' primary customers in the Territory, market forecasts.

23.0      ESCROW AGREEMENT

23.1 The parties agree to enter into a separate Software Escrow Agreement, attached as Schedule "D" hereto, at a mutually agreeable date after the execution of this Agreement.

24.0      TERMINATION

24.1 This Agreement may be terminated by either party immediately without notice prior to the expiration of the term, and any extensions thereof, upon the following:

     (a) the failure or neglect of a party (the "Breaching Party") to observe, keep, or perform any of the covenants, terms and conditions hereunder, where such non-performance is not fully corrected by the Breaching Party within 30 days of written notice by the non-Breaching Party to the Breaching Party; or

     (b) any proceeding under the Bankruptcy and Insolvency Act of Canada, or any other statute of similar purport, is commenced by or against the other party.

24.2 SmartSources may, at its option, terminate this Agreement immediately on the happening of any one or more of the following events by delivering notice in writing to that effect to kTravel Solutions:

     (a)  if kTravel Solutions becomes insolvent;

     (b) if any execution, sequestration, or any other process of any court becomes enforceable against kTravel Solutions or if any such process is levied on the rights under this Agreement or on any of the monies due to SmartSources and is not released or satisfied by kTravel Solutions within 30 days thereafter;

     (c) if any resolution is passed or order made or other steps taken for the winding up, liquidation or other termination of the existence of kTravel Solutions;

     (d) if kTravel Solutions is more than 90 days in arrears of monies exceeding $10,000.00 that are due to SmartSources under the terms of this Agreement;

     (e) if kTravel Solutions ceases or threatens to cease to carry on its business;

     (f) if a controlling interest in kTravel Solutions passes to any person or persons other than those having a controlling interest at the Date of Commencement, whether by reason of purchase of shares or otherwise, without the prior written consent of SmartSources;

     (g) if kTravel Solutions undergoes a reorganization or any part of its business relating to this Agreement is transferred to a subsidiary or associated company without the prior written consent of SmartSources;

     (h) if kTravel Solutions makes a material misrepresentation to SmartSources in relation to this Agreement.

24.3 The parties agree and acknowledge that any of their obligations to pay any outstanding monies under Articles 4.0 and 5.0 that are due and payable to the other party at the time of termination shall survive termination. For greater certainty, if this Agreement is terminated, each party's obligations to remit to the other party its entitled share of Revenue under sections 4.1, 5.1, 5.2, 5.3, 5.4 and 5.5 shall survive termination.

24.4 Immediately upon any termination of the Agreement for any reason, kTravel Solutions shall have no further right of any nature whatsoever in the Product or any Enhancements. Without limiting the generality of the foregoing, SmartSources shall not be obligated to provide kTravel Solutions, digitally or otherwise, with any consumer data, databases and/or customer preferences collected by SmartSources as part of the function of the Product. SmartSources shall not use this information for any purpose whatsoever without the prior written consent of kTravel Solutions and shall not prevent kTravel Solutions from using and/or recording such information for its own purposes.

25.0      ASSIGNMENT

25.1 kTravel Solutions will not assign, transfer, mortgage, charge or otherwise dispose of any or all of its rights, duties or obligations granted to it under this Agreement without the prior written consent of SmartSources.

25.2 SmartSources shall have the right to assign its rights, duties and obligations under this Agreement to an Affiliated Company or Affiliated Companies of SmartSources. In the event of such an assignment, kTravel Solutions will release, remise and forever discharge SmartSources from any and all obligations or covenants, provided however that such company executes a written agreement which provides that such company shall assume all such obligations or covenants from SmartSources and that kTravel Solutions shall retain all rights granted to kTravel Solutions pursuant to this Agreement.

26.0      GENERAL

26.1 Any notice, request, demand, consent or other communication provided or permitted hereunder shall be in writing and given by personal delivery, transmitted by facsimile to the party whose address and facsimile number for the receipt of such document is as follows:

     (a)  If to SmartSources:

          Delivery:                 SMARTSOURCES.COM
                                    Suite 100 - 2030 Marine Drive
                                    North Vancouver, BC
                                    V7P 1V7
                                    Attention: Todd Martin, Senior Analyst
                                    Facsimile: (604) 986-0869

     (b)  If to kTravel Solutions:

          Delivery:                 kTravel Solutions Inc.
                                    c/o Brett & Daugert, PLLC
                                    Attorneys at Law
                                    P.O. Box 5008,
                                    300 North Commercial,
                                    Bellingham, Washington   98227-5008

                                    Attention:    Gabrielle Gallegos
                                    Facsimile:    (360) 738-2341

or to such other address for delivery or facsimile as a party may, in writing, direct. Any notice so given shall be deemed to have been received on the date it was delivered or transmitted.

26.2 This Agreement shall be governed in all respects by the laws of the Province of British Columbia, and any dispute thereunder shall be subject to the exclusive jurisdiction of the British Columbia Courts. The parties irrevocably attorn to the sole jurisdiction of British Columbia.

26.3 kTravel Solutions acknowledges and agrees that the Product constitute valuable proprietary rights and ownership to SmartSources, including but not limited to the Technology, Travel Portals, Documentation and all intellectual property, trade secrets, and know-how associated with the same. kTravel Solutions acknowledges that the unauthorized use or release of the Product or any part of the Product, except as provided herein, would result in damages to SmartSources which could not be adequately compensated for in damages by monetary award. Accordingly, in the event of any such breach, in addition to all other remedies available at law or in equity, SmartSources shall be entitled as a matter of right to apply to a court of competent equitable jurisdiction for relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with this Agreement.

26.4 Time is hereby expressly made of the essence with respect to the performance of the parties of their respective obligations under this Agreement.

26.5 SmartSources shall not be held responsible, nor shall SmartSources be considered in breach of this Agreement, for the failure of SmartSources to fulfill any terms or provisions hereof if such failure was a result of civil disorder, war, governmental decrees or laws, acts of enemies, strikes, floods, acts of God, or by any other cause not within the control of SmartSources and which could not have been prevented by SmartSources exercising reasonable diligence.

26.6 The parties hereto hereby covenant and acknowledge that the provisions of this Agreement with respect to confidentiality under Article 18.0 of this Agreement and other protection set forth in this Agreement shall survive the termination of this Agreement.

26.7 No omission or delay of either party hereto in requiring due and punctual fulfilment by the other party of the obligations of such party hereunder shall be deemed to constitute a waiver of its right to require due and punctual fulfilment, or a waiver of any of its remedies hereunder.

26.8 The parties hereto are independent, and neither party is the agent, joint venture, partner or employee of the other and no party shall be able to bind the other party.

26.9 The parties covenant and agree to make all applications, execute all other deeds, documents, instruments and assurances, and do such further and other acts as may be necessary or desirable to carry out the true intent and meaning of this Agreement, and to give full effect to the transactions contemplated or intended hereby.

26.10 This Agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

26.11 Headings and captions are for the purposes of convenience only, and are not to be construed as part of this Agreement.

26.12 Terms of computer terminology which are not otherwise defined herein shall have the meanings normally attributed thereto in the computer industry, unless the context of the use of such terminology would suggest otherwise.

26.13 The parties hereto acknowledge and agree that Richards Buell Sutton have acted as counsel only to SmartSources and that Richards Buell Sutton is not protecting the rights and interests of any other party to this Agreement, which parties hereby represent and warrant to the SmartSources and Richards Buell Sutton that they have sought independent legal advice or waived such advice.

26.14 This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, into which all prior negotiation, commitment, representations and undertakings of the parties are merged and, except as herein specifically provided, there are no oral or written understandings or agreements between the parties hereto relating to the subject matter hereof.

26.15 No amendment or other modification of this Agreement shall be valid or binding on either party hereto, unless in writing and executed by the parties hereto.

26.16 This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but such counterparts together shall constitute but one and the same instrument.

          EXECUTED by the parties hereto as of the day and year first above written.

BY SMARTSOURCES.COM TECHNOLOGIES INC.:



AUTHORIZED SIGNATURE                   TITLE


NAME                                   DATE


BY kTRAVEL SOLUTIONS INC.:


AUTHORIZED SIGNATURE                   TITLE


NAME                                   DATE

                                  SCHEDULE "A"

                                INITIAL TRAINING

1.1 Personnel shall spend no more than the following hours of their time in providing the initial training for kTravel Solutions:

     (a) system user level training for the purpose of sales support to a maximum of 5 days, and

     (b) system Product training for the purpose of Product support to a maximum of 5 days.

          (the "Initial Training")

1.2 kTravel Solutions shall pay all travel costs incurred by SmartSources in connection with the Initial Training.

                                  SCHEDULE "B"

                            DESCRIPTION OF TECHNOLOGY

The kServer technology is described generally as follows:

I.   DESIGN & PRESENTATION

1. Provide kSite and Travel Portal interface design and layout in compliance to Uniglobe trademarks and graphical standards

1. Provide all digital imaging requirements for implementation of a template

2.         Facilitate branding and labeling of each kSite.


II.  kSITE FUNCTIONALITY

2.   A uniquely branded website displaying licensee-specific information

3.   Display licensee-specific content published via content authoring tools

4.   Display regional produced content syndicated to each kSite

5.   Provide self-registration and login features to subscribers

6.   Facilitate a hyperlink to third party booking engine


III. CONTENT AUTHORING

7. Provides online tools to publish content to a kSite via a java-enabled Internet browser

     (a)  The Content Authoring Module will enable licensee to:

     (1)  Create and edit new knowledge bases (Categories)

     (2)  Create and edit new sub-knowledge bases (Sub-Categories)

     (3) Default templates with pre-established slots for uploading of content (i.e. specials, news articles etc.);

3.        Create new templates with various combinations of slot values:

          (1)  Text box

          (2)  Text area

          (3)  Image

          (4)  Static Image

          (5)  Hyper Link

8. Create, edit, post and delete instances (content or article consisting of a combination of slot values) to a kSite

9.   Receive and share knowledge bases and instances published by the Region


IV.  TRAVEL PORTAL FUNCTIONALITY & SUBSCRIBER MANAGEMENT

4.        Self-registration and creation of personal travel portal

5.        Displaying unique name of traveler

6.        Destination Content provided by Lonely Planet

7.        Self-selection of value-added content

8. Travel portal will include the following value-added content and application modules:

     (a)  Weather by Weather Labs

     (b)  Stock Portfolio by Stockpoint

     (c) News with modules provided by CNNfn, Washington Post, Fox News, Information Week, Los Angeles Times, News.com, San Jose Mercury News, Time, USA Today, Wired News, ZD Net

     (d)  Street Maps by Map Quest

     (e)  Bookmark

     (f)  Calculator

     (g)  Census Maps

     (h)  Discussion Boards

     (i)  Email

     (j)  Excite Top News by Reuters

     (k)  Excite Business News

     (l)  Excite Tech News by ZDNet

     (m)  Excite Sport News

     (n)  Excite Entertainment News by UPI

     (o)  Excite Health News

     (p)  Excite Auto Guide

     (q)  Excite TV Listings

     (r)  Excite MLB Scores

     (s)  Excite MLS Scores

     (t)  Excite NBA Scores

     (u)  Excite NCAA Football Conferences

     (v)  Excite NCAA Football Scores

     (w)  Excite NFL Scores

     (x)  Excite NHL Scores

     (y)  Excite Small Business by Quicken

     (z)  Excite Maps

     (aa) Excite Movie Features

     (bb) Horoscopes

     (cc) News Tracker

     (dd) News from Moreover

     (ee) News from iSyndicate

     (ff) Notes

     (gg) Package Tracker

     (hh) Search

     (ii) Search with GoTo

     (jj) Search with RealNames

     (kk) Search with iAtlas

     (ll) Yellow Pages from iAtlas

9.        Subscriber management module will provide the following capabilities:

     (1)  Create and add new subscribers

     (a) View subscriber profiles and pertinent business-specific fields (i.e. first name, last name, company name, email address etc.)

     (2)  Edit or delete subscriber profiles

     (3)  Search subscriber profiles by first name and/or last name and/or email

The technology provided for the TIER ONE kSITES is described generally as follows:

10. Provide kSite interface design and layout in compliance to Uniglobe trademarks and graphical standards

11.  Provide all digital imaging requirements for implementation of a template

3. Facilitate branding and labelling of each kSite limited to the following agency specific data:

     (a)  Name of Agency

     (b)  Domain Name as text

     (c)  Address(es) and Locations

     (d)  Telephone Number(s)

     (e)  Facsimile Number(s)

     (f)  Email Address

     (g)  Welcome message/About Us

                                  SCHEDULE "C"

                            kSERVER LICENSE AGREEMENT

                                  SCHEDULE "D"

                            SOFTWARE ESCROW AGREEMENT


BETWEEN:

          SMARTSOURCES.COM TECHNOLOGIES INC., (British Columbia Incorporation
          Number: 0394358), with an office at 2030 Marine Drive, Suite 100, North Vancouver, British Columbia, CANADA V7P 1V7

          (hereinafter called the "LICENSOR")

                                                               OF THE FIRST PART

AND:

          kTRAVEL SOLUTIONS INC., with an office at 300 North Commercial, P.O. Box 5008, Bellingham, Washington 98227-5008

          (hereinafter called the "LICENSEE")

                                                              OF THE SECOND PART

AND:

          --

          (hereinafter called the "Escrow Agent")

                                                               OF THE THIRD PART

          WHEREAS:

A. The Licensor has developed a certain Internet application and technology for deployment of website and portal services which it markets as "kServer" (the "Software");

B. The Licensee and the Licensor entered into an agreement dated the 16th day of February, 2000 (the "SmartSources Distribution Agreement"), wherein the Licensee was granted a licence to use and distribute the Software;

C. Pursuant to the SmartSources Distribution Agreement, the Licensor agreed to provide an original copy of the source code of the Software (the "Source Code"), XML files, and associated technical documents (the "Documents") to the Licensee to hold in trust and to be released to the Licensee in the event of certain defaults pursuant to the SmartSources Distribution Agreement;

D. The parties hereto have agreed that the Escrow Agent will hold the Source Code and the Documents as provided in the SmartSources Distribution Agreement and in addition to the aforesaid all modifications, enhancements and customization and the parties hereto wish to enter into this agreement to provide for the establishment of a source code (including modifications, enhancements and customization) and documents escrow to protect the interests of the Licensor and the Licensee, and to define the duties and obligations of the Escrow Agent.

          NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants herein contained and for other good and valuable consideration the parties hereto hereby agree as follows:

27.0      DEFINITIONS:

          In this agreement, unless a contrary intention appears, the following words and phrases shall mean:

     (a) "Escrow Materials" means the physical materials deposited with the Escrow Agent pursuant to clause 2.1 of this agreement and all modifications, enhancements or customization made to the software,

     (b)  "Event of Insolvency" means the Licensor has:

          (i)   made an assignment in bankruptcy,

          (ii)  being adjudicated a bankrupt,

          (iii) made an assignment of all its assets for the general benefit of its creditors,

          (iv) been dissolved or takes any steps in furtherance of dissolution, or

          (v) had a receiver or trustee appointed to manage or administer the Software.

     (c)  "Event of Source Code Release" means:

          (i)   an Event of Insolvency has occurred, or

          (ii) if a controlling interest in the Licensor passes to any person or persons other than those having a controlling interest at the Date of Commencement, whether by reason of purchase of shares or otherwise, without the prior written consent of the Licensee;

          (iii) if the Licensor undergoes a reorganization or any part of its business relating to this Agreement is transferred to a subsidiary or associated company without the prior written consent of the Licensee;

          (iv) if the Licensor substantially changes the nature of its business outside the field of Internet travel-related products or services; and

          (v) the Licensor has breached its contractual obligations to the Licensee under Section 2.4 of the SmartSources Distribution Agreement

28.0      DELIVERY OF ESCROW MATERIALS:

28.1 Upon execution of this agreement, and thereafter upon any additional release of the Software, the Licensor shall deliver to the Escrow Agent a current copy of the Source Code together with all present modifications, enhancements or customization and the Documents in magnetic or other form.

28.2 Each anniversary date during the term of this agreement, the Licensor shall deliver to the Escrow Agent the then current copy of the Source Code and all up-to-date modifications, enhancements or customization and/or any Documents relating thereto which shall be accompanied by a letter addressed to the Licensor setting out a brief description of the Software and/or Documents being delivered to the Escrow Agent.

28.3 The Escrow Agent is under no obligation to ensure that any changed, modified, updated, improved, customization or enhanced copy of the Source Code or of the Documents is or are in the future delivered pursuant to clause 2.1 or 2.2.

29.0      RECEIPT BY ESCROW AGENT:

29.1 The Escrow Agent shall receive and retain the Escrow Materials, and shall exercise that high level of care in holding the Escrow Materials that the Escrow Agent would use to protect other items of a similar nature which the Escrow Agent might own.

29.2      Title remains with the Licensor under all circumstances.

29.3 The Escrow Agent agrees that it will not disclose or otherwise make available to any party, or make any use whatsoever of the Escrow Materials, except in accordance with this agreement.

29.4 The Escrow Agent has no obligation to inspect or verify that the Escrow Materials are what they purport to be.

30.0      RELEASE OF ESCROW MATERIALS:

30.1      If the Licensee delivers a statutory declaration to the Escrow
Agent stating that an Event of Source Code Release has occurred, and stating the facts upon which such conclusions are based, the Escrow Agent shall notify, within five business days of actual receipt of the statutory declaration, the Licensor of their receipt of such statutory declaration. Should the Escrow Agent not receive, within ten business days of such notification a statutory declaration from the Licensor disputing that an Event of Source Code Release has occurred, the Escrow Agent shall provide a copy of the Escrow Materials to the Licensee.

30.2 If the Licensor provides the Escrow Agent with a statutory declaration in accordance with clause 4.1 herein, the Escrow Agent shall not deal with the Escrow Materials except in accordance with:

     (a)  the direction of both the Licensor and the Licensee, or

     (b)  an Order of a British Columbia Court.

30.3      Notwithstanding clause 8.1 of the SmartSources Distribution
Agreement, the parties hereto agree that for greater certainty the Licensor will be deemed to have made an assignment or have been petitioned into bankruptcy as provided in the SmartSources Distribution Agreement if an Event of Insolvency occurs.

30.4 Where an Event of Source Code Release has occurred, and a copy of the Escrow Materials is delivered to the Licensee by the Escrow Agent, the Licensee shall be free to modify the Source Code for its own personal uses, and have it serviced by any third party to modify the Source Code as to suit the personal needs of the Licensee. Such use and/or modification of the Source Code shall be a royalty-free use by the Licensee.

31.0      RELEASE AND INDEMNIFICATION OF ESCROW AGENT:

31.1 Save and except for claims arising from the Escrow Agent's own gross negligent or wilful negligence or wilful misconduct, the Licensor and the Licensee hereby indemnify and save harmless and release the Escrow Agent from any and all claims of any nature or kind whatsoever made by any person, firm or corporation, arising out of or in respect of this agreement or amendments thereto.

32.0      APPOINTMENT OF SUCCESSOR ESCROW AGENT:

32.1 The Licensor and the Licensee covenant and agree that the Escrow Agent shall be released from all obligations hereunder upon:

     (a) the Escrow Agent unilaterally designating a trust company, law firm or chartered accountancy firm to act as successor escrow agent (the "New Escrow Agent") in its place,

     (b) the Escrow Agent obtaining from such New Escrow Agent and delivering to the Licensor and the Licensee a true copy of an agreement pursuant to which the New Escrow Agent assumes all obligations under this agreement,

     (c) the Escrow Agent delivering to the New Escrow Agent all Escrow Materials, and

     (d) the Escrow Agent delivering to the Licensor and the Licensee a statutory declaration confirming the occurrence of the events set out above.

Upon the occurrence of each of the events set out in this article 6.0, the Escrow Agent shall be relieved of all obligations hereunder, save and except the benefit of clause 5.1 herein.

33.0      FEES AND DISBURSEMENTS OF ESCROW AGENT:

33.1 The disbursements and reasonable fees of the Escrow Agent for performing its obligations pursuant to this agreement shall be paid, in the case of the provision of a copy of the Escrow Materials to the Licensee in accordance with this agreement, by the Licensee.

34.0      TERMINATION:

34.1 This agreement may be terminated only by an instrument in writing executed by all parties hereto.

35.0      GENERAL:

35.1 This agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada in force therein. Each party hereto irrevocably attorns to the jurisdiction of the Courts of the Province of British Columbia.

35.2 The Escrow Agent is not in a trust or fiduciary relationship with any third party, and no party to this agreement is an agent or such third party, and no benefit or burden of this agreement may be assigned except in accordance with article 6.0 of this agreement.

35.3 In the event the Escrow Agent is named in any court action in relation to the Escrow Material or is required to seek direction from the Court which requires legal advice and/or legal counsel the parties jointly and severally agree to pay all such reasonable legal fees and disbursements that may be incurred by the Escrow Agent.

35.4 No modifications hereof shall be binding upon the parties hereto unless executed in writing by the parties hereto.

35.5 Any notice, delivery or communication required or permitted to be given or sent or delivered hereunder shall be in writing and be sufficiently given or sent or delivered if it is delivered by hand to the last known address of the party and shall be deemed to have been received by such party one day after said notice or communication is delivered. Any statutory declaration delivered to the Escrow Agent pursuant to clause 4.1 shall be delivered to the attention of -- .

          IN WITNESS WHEREOF the parties hereto have hereunto executed this agreement the day and year first written below.

          DATED this -- day of --, 2000.


BY SMARTSOURCES.COM TECHNOLOGIES INC.:



AUTHORIZED SIGNATURE                    TITLE


NAME                                    DATE


BY kTRAVEL SOLUTIONS INC.:


AUTHORIZED SIGNATURE                    TITLE


NAME                                    DATE


BY _________________________________ :


AUTHORIZED SIGNATURE                    TITLE


NAME                                    DATE

                                  SCHEDULE "E"

                     SUPPORT AND MAINTENANCE SERVICE LEVELS

1.   First-Line Support Service Levels

     The following describes first line support service levels to End-User Customers of the Products by kTravel Solutions:

     (a) provision of a help desk facility and telephone support service for the purpose of supporting user queries regarding usage and functionality of the Products, problems encountered and efficient operation,

     (b) assist and advise End User Customers in the usage of the Products, diagnosis and correction of simple problems in usage and functionality of the Products,

     (c) communicate defects relating to the Products those to SmartSources for correction, and

     (d)  track customer inquiries and provide timely responses to all queries.

2.   Second-Line Support Service Levels

     The following describes second line support service levels to End-User Customers of the Products by SmartSources that shall include the following:

     (a) diagnose and isolate defects relating to the Product communicated by kTravel Solutions and/or the End User Customer;

     (b) making reasonable effort in rectifying a defect, or providing a work-around to the defect, in the Products in a reasonably timely manner having regard to the nature, severity and business impact of the defect,

     (c) carrying out sufficient testing to ensure that no defects are introduced by a remedy supplied by SmartSources;

     (d) documenting remedies and incorporating such remedies into the next release of the Product,

     (e) maintaining the Documentation, including the incorporation of fixes and modifications into Products releases, provision of regular releases of such improved Product, and dissemination of Product releases to End-User Customers, and

     (1) providing any major technical advice and support associated with the core functionality and/or defects in the Technology.

                                  SCHEDULE "F"

        SUPPLEMENTARY SERVICES RATES TO BE PROVIDED BY kTRAVEL SOLUTIONS

                                (to be attached)

                                  SCHEDULE "G"

                                DIRECTION TO PAY


To: ___________________________________ (the "Licensee")

kTravel Solutions Inc. hereby authorizes and directs you to pay to SmartSources.com. Technologies Inc. ("SmartSources") all fees and monies that are payable to kTravel Solutions Inc. under the kServer License Agreement between kTravel Solutions Inc. and the Licensee (the "kServer License Agreement").

kTravel Solutions Inc. may revoke this Direction to Pay and redirect you to sign another Pre-Authorization Form under the kServer License Agreement by way of written notice to you confirming the same. This Direction to Pay shall not affect or prejudice the rights and remedies which kTravel Solutions Inc. may have with respect to payment of all fees and monies that are payable to kTravel Solutions Inc. under the kServer License Agreement.

Dated this ___________ day of __________ , 20___.


BY kTRAVEL SOLUTIONS INC.:


Authorized Signature                           Title


Name                                           Date